EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Ares Private Markets Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$97,667,083.12	(a)	0.015310%	$14,952.83	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$97,667,083.12	(a)
Total Fees Due for Filing				$14,952.83
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$14,952.83

(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b) Calculated at 0.015310% of the Transaction Valuation.